Exhibit 99

April 21, 2010 4:01 PM	Contact: Richard F. Latour President and CEO Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
FIRST QUARTER 2010 RESULTS
Woburn, MA — April 21, 2010 — MicroFinancial Incorporated (NASDAQ-MFI) a financial intermediary specializing in vendor based leasing and finance programs for microticket transactions, today announced financial results for the first quarter ended March 31, 2010.
Quarterly Highlights:
•	Cash received from customers was $21.9 million representing $1.52 per diluted share, an increase of 25.9% over the first quarter of 2009;

•	Increased lease originations to $18.1 million or 6.1% over the first quarter of 2009 ;

•	Increased unearned income to over $56.3 million;

•	Increased total revenues by 13.5% over the first quarter of 2009 to $12.3 million;

•	Processed over 15,600 applications representing over $101 million during the quarter; and

•	Approved 366 new vendors during the quarter.
First Quarter Results:
Net income for the first quarter of 2010 was $0.6 million, or $0.04 per diluted share on 14,409,175 shares, consistent with results in the first quarter of 2009, which also had net income of $0.6 million or $0.04 per diluted share based upon 14,249,712 shares.
Revenue for the quarter ended March 31, 2010 increased to $12.3 million compared to $10.9 million in the first quarter of 2009 as expected declines in rental income and service contracts during the quarter were more than offset by growth in lease revenues. Income on leases was $8.1 million, up $1.3 million from the same period last year, and rental income was $2.0 million, down $0.2 million from March 31, 2009. Other revenue components contributed $2.2 million for the quarter, up $0.3 million from the same period last year.
Total operating expenses for the quarter increased 15.4% to $11.4 million from $9.9 million in the first quarter of 2009. Selling, general and administrative expenses decreased $0.4 million to $3.2 million from $3.6 million for the same period last year related primarily to decreases in legal expenses, compensation related expenses and collection expenses. The first quarter 2010 provision for credit losses increased $1.5 million to $6.9 million as compared to the first quarter of 2009 due to an increase in receivables due in installments, delinquencies and higher charge-off levels. First quarter 2010 net charge-offs increased to $7.0 million from $4.4 million in the comparable period of 2009 while recoveries decreased slightly to $0.9 million from $1.1 million. Interest expense for the first quarter of 2010 increased $0.3 million to $0.8 million as compared to the first quarter of 2009 due to an increase in the outstanding debt balance and the interest rates charged on our revolving line of credit.
Cash received from customers in the first quarter of 2010 increased 25.9% to $21.9 million versus $17.4 million for the same period last year. New originations for the quarter increased 6.1% to $18.1 million as compared to $17.1 million in the first quarter of 2009. Headcount at March 31, 2010 was 114 as compared to 102 for the same period last year.
Richard Latour, President and Chief Executive Officer said, “As we navigate through one of the worst economic environments in our history, we are continuing to grow our business. Despite an increase in charge offs for the quarter, this is our thirteenth consecutive quarter of increased cash received from customers. During the first quarter, we processed over 15,600 applications representing over $101 million, an increase of approximately 7% and 4% respectively over the fourth quarter of 2009. Our net investment in leases at the end of the first quarter was approximately $126 million, an increase of 23% over the same period last year. In addition, we approved 366 new vendors bringing our total vendor count to approximately 5,200. We continue to believe that our conservative leverage ratio, strong cash flow, and availability under our revolving line of credit provide us with the opportunity to grow a well diversified portfolio.”

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)
ASSETS

	March 31,	December 31,
	2010	2009

Cash and cash equivalents	$1,381	$391
Restricted cash	771	834
Net investment in leases:
Receivables due in installments	178,217	175,615
Estimated residual value	19,618	19,014
Initial direct costs	1,508	1,509
Less:
Advance lease payments and deposits	(2,754)	(2,411)
Unearned income	(56,318)	(55,821)
Allowance for credit losses	(13,802)	(13,856)

Net investment in leases	126,469	124,050
Investment in service contracts, net	—	—
Investment in rental contracts, net	399	379
Property and equipment, net	614	699
Other assets	636	744

Total assets	$130,270	$127,097

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31,	December 31,
	2010	2009

Revolving line of credit	$54,776	$51,906
Capital lease obligation	76	93
Accounts payable	1,802	2,011
Dividends payable	—	—
Other liabilities	1,691	1,250
Income taxes payable	153	209
Deferred income taxes	4,952	4,863

Total liabilities	63,450	60,332

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at March 31, 2010 and December 31, 2009	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,229,420 and 14,174,326 shares issued at March 31, 2010 and December 31, 2009, respectively	142	142
Additional paid-in capital	46,396	46,197
Retained earnings	20,282	20,426

Total stockholders’ equity	66,820	66,765

Total liabilities and stockholders’ equity	$130,270	$127,097

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Revenues:
Income on financing leases	$8,122	$6,789
Rental income	1,958	2,209
Income on service contracts	141	189
Loss and damage waiver fees	1,104	986
Service fees and other	993	671
Interest income	—	13

Total revenues	12,318	10,857

Expenses:
Selling general and administrative	3,230	3,572
Provision for credit losses	6,931	5,453
Depreciation and amortization	428	335
Interest	811	516

Total expenses	11,400	9,876

Income before provision for income taxes	918	981
Provision for income taxes	353	378

Net income	$565	$603

Net income per common share:
Basic	$0.04	$0.04

Diluted	$0.04	$0.04

Weighted-average shares:
Basic	14,210,275	14,103,116

Diluted	14,409,175	14,249,712

About The Company
MicroFinancial Inc. (NASDAQ-MFI), headquartered in Woburn, MA, is a financial intermediary specializing in microticket leasing and financing. We have been in operation since 1986.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.